Main Place Funding, LLC
(A wholly owned subsidiary of Bank of America, N.A.
which is a wholly owned indirect subsidiary of Bank of America Corporation)

Financial Statements

For the Period Ended September 30, 2009
- Unaudited -

Contains Private information – Request for Further Distribution Required

Main Place Funding, LLC
Index
For the Period Ended September 30, 2009 - unaudited

Page(s)
Financial Statements
Balance Sheet for the Period Ended:
September 30, 2009 and December 31, 2008	3
Statement of Income for the Three and Nine Months Ended:
September 30, 2009 and 2008	4
Statement of Changes in Member’s Equity for the Nine Months Ended:
September 30, 2009 and 2008	5
Statement of Cash Flows for the Nine Months Ended:
September 30, 2009 and 2008	6
Notes to Financial Statements	7 –19

Main Place Funding, LLC

Balance Sheet
For the Period Ended September 30, 2009 and December 31, 2008 - unaudited

(in thousands of dollars)	September 30,	December 31,
	2009	2008

Assets
Cash and cash equivalents	$1,068,361	$1,077,643
Derivative assets	130	4,024
Accounts receivable from customer	378	109

Total assets	$1,068,869	$1,081,776

Liabilities
Accrued expenses due to affiliates	$3,484	$13,772
Derivative liabilities	98	3,759
Other liabilities	392	107

Total liabilities	3,974	17,638

Member's Equity
Contributed equity	1,000,338	1,000,338
Undistributed income	64,557	63,800

Total member's equity	1,064,895	1,064,138

Total liabilities and member's equity	$1,068,869	$1,081,776

Main Place Funding, LLC

Statement of Income
For the Three and Nine Months Ended September 30, 2009 and 2008 - unaudited

(in thousands of dollars)	Three Months		Nine Months
	Period Ended September 30		Period Ended September 30

	2009	2008	2009	2008

Income
Interest on time deposits placed	$410	$3,504	$1,215	$17,551
Derivative trading income	171	(53)	146	(219)

Total income	581	3,451	1,361	17,332

Expenses
Other general and operating expenses	31	55	145	199

Total expenses	31	55	145	199

Income before income taxes	550	3,396	1,216	17,133
Income tax expense	208	1,303	459	6,575

Net income	$342	$2,093	$757	$10,558

Main Place Funding, LLC

Statement of Changes in Member Equity
For the Nine Months Ended September 30, 2009 and 2008 - unaudited

(in thousands of dollars)			Total
	Contributed	Undistributed	Member's	Comprehensive
	Equity	Income	Equity	Income

Balances on December 31, 2007	$1,000,338	$53,792	$1,054,130
Net income		10,558	10,558	$10,558

Comprehensive income				$10,558

Balances on September 30, 2008	1,000,338	64,350	1,064,688
Balances on December 31, 2008	$1,000,338	$63,800	$1,064,138
Net income		757	757	$757

Comprehensive income				$757

Balances on September 30, 2009	$1,000,338	$64,557	$1,064,895

Main Place Funding, LLC
Statement of Cash Flows
For the Nine Months Ended September 30, 2009 and 2008 - unaudited

(in thousands of dollars)	Nine Months
	Period Ended September 30

	2009	2008

Operating Activities
Net income	$757	$10,558
Reconciliation of net income to cash from
operating activities
Net (increase)/decrease in derivative assets	3,894	1,890
Net decrease/(increase) in interest receivable	-	453
Net decrease/(increase) in accounts receivable	(269)	15
from customer
Net (decrease)/increase in accrued expenses due	(10,288)	(5,422)
to affiliates
Net increase/(decrease) in derivative liabilities	(3,661)	(1,346)
Net (decrease)/increase in other liabilities	285	(63)

Net cash provided by operating activities	(9,282)	6,085

Net (decrease)/increase in cash and cash equivalents	(9,282)	6,085
Cash and cash equivalents at beginning of period	1,077,643	1,159,406

Cash and cash equivalents at end of period	$1,068,361	$1,165,491

Main Place Funding, LLC

Notes to Financial Statements
For the Nine Months Ended September 30, 2009 and 2008 - unaudited

1.	Description of Business

Main Place Funding, LLC (“Main Place” or the “Company”), a Delaware limited liability company, is a wholly owned subsidiary of Bank of America, N.A. (the “Parent”), which is a wholly owned indirect subsidiary of Bank of America Corporation (the “Corporation”).

Main Place was established originally as a Maryland real estate investment trust to consolidate the acquisition, holding and management of certain closed-end residential mortgage loans owned by certain affiliates of the Corporation. In August 2002, Main Place Trust, a Delaware business trust, was liquidated into the Parent. The Parent holds a 100 percent membership interest in Main Place. Main Place is also considered a single-member LLC under current tax law.

On October 21, 2002, Main Place adopted an Amended and Restated Limited Liability Company Agreement which removed certain restrictions on the business activities of Main Place, permitting it to engage in any activity and to exercise any powers permitted to limited liability companies under the laws of the State of Delaware.

Main Place operates a business of entering into financial warranty agreements in favor of third party trusts for a fee. As of September 30, 2009, Main Place was the warranty provider of seven financial warranty agreements to third party trusts. These trusts are open-end, diversified, registered investment companies. Under the terms of these warranty agreements, Main Place provides financial warranties in order to ensure that the trusts are able to redeem all of the outstanding shares of specified series on the warranty maturity dates for an amount at least equal to an aggregate protected net asset value.

For each of the financial warranty agreements entered into by Main Place with a third party trust, Main Place also entered into an agreement with a hedge counter-party to mitigate the market risk associated with the aggregate equity exposure and potential payment to the third party trusts.

2.	Summary of Significant Accounting Policies
Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from these estimates. Significant estimates made by management are discussed in these footnotes as applicable.

Main Place Funding, LLC

Notes to Financial Statements
For the Nine Months Ended September 30, 2009 and 2008 - unaudited

During the third quarter of 2009, Main Place adjusted previously reported prior period 2009 amounts related to the valuation of the novated financial warranties. The impact of these adjustments reduced derivatives trading revenues by $2.1 million and net income by $1.3 million for the second quarter of 2009. The results for the three and nine months ended September 30, 2009 are appropriately stated. Historical quarterly results presented in future filings will include the impact of these revisions.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, amounts due from affiliated banks and investments in time deposits with an original maturity of less than 90 days.

Derivatives

All derivatives are recognized on the balance sheet at estimated fair value and changes in fair value are recorded in the statement of income within derivative trading income. For additional information on derivatives, see Note 3 – Derivatives –Financial Warranty Agreements.

Income Taxes

Main Place is classified as a single-member LLC and, as such, is disregarded as an entity separate from its owners for income tax purposes. The predominant practice for single-member LLCs is to provide for income taxes in their separate financial statements. The accompanying financial statements include an income tax provision for the periods ended September 30, 2009 and 2008. For additional information on income taxes, see Note 5 - Income Taxes.

Main Place accounts for income taxes in accordance with ASC 740-10, “Income Taxes” as interpreted by ASC 740-10-25, “Income Taxes – Recognition”, resulting in two components of income tax expense: current and deferred. Current income tax expense approximates taxes to be paid or refunded for the current period. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. These gross deferred tax assets and liabilities represent decreases or increases in taxes expected to be paid in the future because of future reversals of temporary differences in the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements.

Under ASC 740-10-25, income tax benefits are recognized and measured based upon a two-step model: 1) a tax position must be more likely-than-not to be sustained based solely on its technical merits in order to be recognized, and 2) the benefit is measured as the largest dollar amount of that position that is more-likely-than-not to be sustained upon settlement. The difference between the benefit recognized for a position in accordance with this FIN 48 model and the tax benefit claimed on a tax return is referred to as an unrecognized tax benefit (UTB). The Company accrues income-taxrelated interest and penalties (if applicable) within income tax expense.

Main Place Funding, LLC

Notes to Financial Statements
For the Nine Months Ended September 30, 2009 and 2008 - unaudited

Main Place's operating results are included in the consolidated federal income tax return of the Corporation and various state returns of the Corporation and/or affiliates. The method of allocating federal income tax expense is determined under a tax allocation agreement between the Company and the Corporation. This allocation agreement specifies that income tax expense will be computed for all subsidiaries on a separate company method, taking into account tax planning strategies and the tax position of the consolidated group.

Effects of New Accounting Pronouncements

On March 19, 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (SFAS 161) which requires expanded qualitative, quantitative and credit-risk disclosures about derivatives and hedging activities and their effects on financial position, financial performance and cash flows. SFAS 161 is effective for the Company for the year beginning on January 1, 2009. The adoption of SFAS 161 did not have a significant impact on the Company’s disclosures.

On April 9, 2009, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) No. FAS 157-4 “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (FSP FAS 157-4). FSP FAS 157-4 provides guidance for determining whether a market is inactive and a transaction is distressed in order to apply the existing fair value measurement guidance in ASC 820-10, “Fair Value Measurements and Disclosures”. In addition, FSP FAS 157-4 requires enhanced disclosures regarding financial assets and liabilities that are recorded at fair value. Main Place elected to early adopt FSP FAS 157-4 effective January 1, 2009. The adoption did not have a material impact on the Company's financial condition or results of operations.

3. Derivatives – Financial Warranty Agreements

Main Place is in the business of entering into financial warranty agreements with third party trusts. As of September 30, 2009, Main Place was the warranty provider of seven financial warranty agreements. Under the terms of the agreements, Main Place provided financial warranties in the amount of up to a maximum protection amount of $2.4 billion in order to ensure that the trusts are able to redeem all of the outstanding shares at maturity date. The trusts aggregate net asset value of outstanding shares was $357 million and aggregate protected amount provided by Main Place was $338.2 million on September 30, 2009. For each of the financial warranty agreements entered into by Main Place with a third party trust, Main Place also entered into an agreement with a hedge counter-party to mitigate the market risk associated with the aggregate equity exposure and potential payment to the third party trust. For the effects of derivative instruments on the Company’s financial position and performance, see Note 6 – Fair Values of Financial Instruments.

Main Place Funding, LLC

Notes to Financial Statements
For the Nine Months Ended September 30, 2009 and 2008 - unaudited

On October 29, 2002, Main Place entered into a financial warranty agreement with Pioneer Investment Management Inc, a corporation organized under the laws of the State of Delaware, and Pioneer Protected Principal Plus Fund, a trust organized under the State of Delaware, on behalf of its series, Pioneer Protected Principal Plus Fund (the”Fund”). The Fund is an open-end, diversified, management investment company registered under the Investment Company Act of 1940. Under the terms of the agreement, Main Place provided a financial warranty to the Fund in the amount of up to a maximum $180.3 million in order to ensure that the Fund is able to redeem all of the outstanding shares of the series on the maturity date of December 21, 2009, as defined in the financial warranty agreement.

On December 20, 2002, Main Place entered into a financial warranty agreement with the Parent (hedge counter party). Under the terms of this agreement, the Parent provided a financial warranty in favor of Main Place in the amount of up to a maximum $180.3 million, corresponding to Main Place’s obligations under the financial warranty in favor of Pioneer Principal Protected Plus Fund.

On November 1, 2002, Main Place entered into a financial warranty agreement with Merrill Lynch Principal Protected Trust, an open-end management investment company organized as a business trust under the laws of the State of Delaware (the”Trust”), on behalf of its series Merrill Lynch Fundamental Growth Principal Protected Fund and Merrill Lynch Investment Managers, L.P. The Trust is an open-end, diversified, management investment company registered under the Investment Company Act of 1940. Under the terms of the agreement, Main Place provided a financial warranty in the amount of up to a maximum $265.9 million in order to ensure that the trust is able to redeem all of the outstanding shares of the series on the maturity date of November 13, 2009, as defined in the financial warranty agreement.

On November 13, 2002, Main Place entered into a financial warranty agreement with the Parent (hedge counter-party). Under the terms of this agreement, the Parent provided a financial warranty in favor of Main Place in the amount of up to a maximum $265.9 million, corresponding to Main Place’s obligations under the financial warranty in favor of Merrill Lynch Principal Protected Trust, on behalf of its series, Merrill Lynch Fundamental Growth Principal Protected Fund.

On November 1, 2002, Main Place also entered into a financial warranty agreement with Merrill Lynch Principal Protected Trust, an open-end management investment company organized as a business trust under the laws of the State of Delaware (the ”Trust”), on behalf of its series, Merrill Lynch Basic Value Principal Protected Fund and Fund Asset Management, L.P., a limited partnership organized under the laws of Delaware. The Trust is an open-end, diversified, management investment company registered under the Investment Company Act of 1940. Under the terms of the agreement, Main Place provided a financial warranty in the amount of up to a maximum $335.8 million in order to ensure that the trust is able to redeem all of the outstanding shares of the series on the maturity date of November 13, 2009, as defined in the financial warranty agreement.

Main Place Funding, LLC

Notes to Financial Statements
For the Nine Months Ended September 30, 2009 and 2008 - unaudited

On November 1, 2002, Main Place also entered into a financial warranty agreement with the Parent (hedge counter-party). Under the terms of this agreement, the Parent provided a financial warranty in favor of Main Place in the amount of up to a maximum $335.8 million, corresponding to Main Place’s obligations under the financial warranty in favor of Merrill Lynch Principal Protected Trust, on behalf of its series, Merrill Lynch Basic Value Principal Protected Fund.

On February 15, 2006, Blackrock, Inc. & Merrill Lynch agreed to merge their investment management businesses. As part of the merger with Blackrock, the Merrill Lynch Principal Protected Trust became the Blackrock Principal Protected Trust.

Novated Agreements

In September 2008, the Corporation announced an agreement to acquire Merrill Lynch & Co., Inc. (Merrill Lynch) in an all-stock transaction. In connection with the transition, four Merrill Lynch Bank U.S.A. (“MLBUSA”) financial warranty agreements were identified as being materially comparable to existing guarantees supported by Main Place. The Office of the Comptroller of the Currency (OCC) and the new third party trust funds counterparties approved the novation of the four Merrill Lynch financial warranty agreements to Main Place, which occurred on June 30, 2009.

On June 30, 2009, Main Place entered into a financial warranty agreement with DWS Target Fund, an open-end management investment company organized as a business trust under the laws of the Commonwealth of Massachusetts (the”Trust”), on behalf of its series DWS Lifecompass Protect Fund and Deutsche Investment Management Americas Inc. The Trust is an open-end, diversified, management investment company registered under the Investment Company Act of 1940. Under the terms of the agreement, Main Place provided a financial warranty in the amount of up to a maximum $1.0 billion in order to ensure that the trust is able to redeem all of the outstanding shares of the series on the maturity date of November 16, 2017, as defined in the financial warranty agreement.

On June 30, 2009, Main Place entered into a swap agreement with Merrill Lynch International (“MLI”) (hedge counter party). Under the terms of this agreement, MLI provided hedge protection in favor of Main Place in the amount of up to a maximum $1.0 billion, corresponding to Main Place’s obligations under the financial warranty in favor of DWS Target Fund, on behalf of its series DWS Lifecompass protect Fund.

On June 30, 2009, Main Place entered into a financial warranty agreement with Oppenheimer Principal Protect Trust, an open-end management investment company organized as a business trust under the laws of the Commonwealth of Massachusetts (the “Trust”), on behalf of its series Oppenheimer Principal Protected Main Street Fund and Oppenheimmerfunds, Inc. The Trust is an open-end, diversified, management investment company registered under the Investment Company Act of 1940. Under the terms of the agreement, Main Place provided a financial warranty in the

Main Place Funding, LLC

Notes to Financial Statements
For the Nine Months Ended September 30, 2009 and 2008 - unaudited amount of up to a maximum $260.9 million in order to ensure that the trust is able to redeem all of the outstanding shares of the series on the maturity date of August 5, 2010, as defined in the financial warranty agreement.

On June 30, 2009, Main Place entered into a swap agreement with MLI (hedge counter party). Under the terms of this agreement, MLI provided hedge protection in favor of Main Place in the amount of up to a maximum $260.9 million, corresponding to Main Place’s obligations under the financial warranty in favor of Oppenheimer Principal Protect Trust, on behalf of its series Oppenheimer Principal Protected Main Street Fund.

On June 30, 2009, Main Place entered into a financial warranty agreement with Oppenheimer Principal Protect Trust II, an open-end management investment company organized as a business trust under the laws of the Commonwealth of Massachusetts (the “Trust”), on behalf of its series Oppenheimer Principal Protected Main Street Fund II and Oppenheimmerfunds, Inc. The Trust is an open-end, diversified, management investment company registered under the Investment Company Act of 1940. Under the terms of the agreement, Main Place provided a financial warranty in the amount of up to a maximum $285.6 million in order to ensure that the trust is able to redeem all of the outstanding shares of the series on the maturity date of March 3, 2011, as defined in the financial warranty agreement.

On June 30, 2009, Main Place entered into a swap agreement with MLI (hedge counter party). Under the terms of this agreement, MLI provided hedge protection in favor of Main Place in the amount of up to a maximum $285.6 million, corresponding to Main Place’s obligations under the financial warranty in favor of Oppenheimer Principal Protect Trust II, on behalf of its series Oppenheimer Principal Protected Main Street Fund II.

On June 30, 2009, Main Place entered into a financial warranty agreement with Oppenheimer Principal Protect Trust III, an open-end management investment company organized as a business trust under the laws of the Commonwealth of Massachusetts (the “Trust”), on behalf of its series Oppenheimer Principal Protected Main Street Fund III and Oppenheimmerfunds, Inc. The Trust is an open-end, diversified, management investment company registered under the Investment Company Act of 1940. Under the terms of the agreement, Main Place provided a financial warranty in the amount of up to a maximum $87.4 million in order to ensure that the trust is able to redeem all of the outstanding shares of the series on the maturity date of December 15, 2011, as defined in the financial warranty agreement.

On June 30, 2009, Main Place entered into a Swap agreement with MLI (hedge counter party). Under the terms of this agreement, MLI provided hedge protection in favor of Main Place in the amount of up to a maximum $87.4 million, corresponding to Main Place’s obligations under the financial warranty in favor of Oppenheimer Principal Protect Trust III, on behalf of its series Oppenheimer Principal Protected Main Street Fund III.

Main Place Funding, LLC

Notes to Financial Statements
For the Nine Months Ended September 30, 2009 and 2008 - unaudited

Main Place structures these financial warranties to include investment constraints and certain pre-defined triggers that would require the underlying assets or portfolio of the relevant trust to be liquidated and allocate all of the assets of the Fund to the Fixed Income Portfolio (the “Defeasance Portfolio”). Main Place is required to fund any shortfall as the difference between the net asset value and the guaranteed net asset value of the trust’s assets based on the financial warranty agreements.

On May 12, Main Place executed an ISDA Master Agreement and Credit Support Annex with Merrill Lynch International (MLI) to support this hedge counter-party arrangement.

Additional information regarding the effect of derivative instruments on Main Place's Balance Sheet, Income Statement and Cash Flows is included on the face of the respective financial statements, and in Note 6, Fair Value of Financial Instruments.

4. Affiliate Transactions

Main Place maintains its cash and cash equivalent accounts with the Parent. Main Place had $1.1 billion of time deposits placed with the Parent on September 30, 2009 and December 31, 2008. Interest income on time deposits placed with the Parent for the three and nine months ended September 30, 2009 was $0.4 million and $1.2 million respectively, compared to $3.5 million and $17.6 million, respectively for the same prior year period. The decrease on the interest income on time deposits is mainly due to the decline in interest rates during the year.

As described more fully in Note 3, the Parent has entered into financial warranty agreements with Main Place. Under the terms of these agreements, the Parent provides financial warranties in favor of Main Place in the amount of up to a maximum protection of $782.0 million, which corresponds with Main Place’s obligations under financial warranty agreements in favor of the three third party trusts. The aggregate protected amount under the financial warranties was $113.1 million as of September 30, 2009, which corresponds with Main Place’s current obligations under three financial warranty agreements to the third party trusts.

As described more fully in Note 3, MLI, an affiliate of Main Place, has entered into swap agreements with Main Place. Under the terms of these agreements, MLI provides hedge protection in favor of Main Place in the amount of up to a maximum protection of $1.6 billion which corresponds with Main Place obligations under the financial warranty agreements in favor of the four third party trusts. The aggregate protected amount under the financial warranties was $225 million as of

Main Place Funding, LLC

Notes to Financial Statements
For the Nine Months Ended September 30, 2009 and 2008 - unaudited

September 30, 2009, which corresponds with Main Place’s current obligations under four financial warranty agreements to the third party trusts.

Accrued expenses due to affiliates on September 30, 2009 and December 31, 2008 were $3.5 million and $13.8 million, respectively, primarily reflecting income taxes due to the Parent. The decrease is mainly due to the settlement and payment of 2007 NY state tax.

5. Income Taxes

The Internal Revenue Service (IRS) has completed the examination phase of the Corporation’s federal income tax returns for the years 2000 through 2002 and issued Revenue Agent’s Reports (RAR) to the Corporation. The Company is included in the Corporation’s federal income tax returns. Included in these RARs were several proposed adjustments that were protested to the Appeals office of the IRS. Management expects conclusion of these examinations within the next twelve months. The resolution of the proposed adjustments is not expected to impact the Company’s financial condition. However, final determination of the audit or changes in the estimate may result in future income tax expense or benefit to the Company. The Corporation’s federal income tax returns, which included the Company, for the years 2003 through 2005 remain under examination by the IRS. Management does not expect these matters to be concluded within the next twelve months. All tax years subsequent to the above years remain open to examination.

On September 30, 2009 and December 31, 2008, the Company had no unrecognized tax benefits (UTB). During the period ended September 30, 2009 there were no increases, decreases, settlements or expirations of statute of limitations affecting the UTB balance. On September 30, 2009 and December 31, 2008, the Company had no accrual for interest and penalties that related to income taxes, nor did it recognize interest or penalties within income tax expense during the period ended September 30, 2009.

Main Place Funding, LLC

Notes to Financial Statements
For the Nine Months Ended September 30, 2009 and 2008 - unaudited

The components of income tax for the nine months ended September 30, 2009 and 2008 are as follows (dollars in thousands):

	Period Ended September 30

	2009	2008

Current - expense (benefit)
Federal	$408	$5,997
State	51	578

Total income tax expense (benefit)	$459	$6,575

A reconciliation of the expected federal income tax expense using the federal statutory rate of 35 percent to the actual and pro-forma income tax expense for the periods ended September 30, 2009 and 2008, were as follows (dollars in thousands):

	Period Ended September 30

	2009	2008

Expected federal tax expense	$426	$5,997
Increase (decrease) in taxes resulting from:
State tax expense (benefit), net of federal	33	578
Other	-	-

Total income tax expense	$459	$6,575

Main Place had no deferred tax assets or liabilities as of September 30, 2009 and December 31, 2008.

Current federal taxes payable to the Corporation, inclusive of current state taxes payable to the Parent, are $3.5 million and $13.8 million at September 30, 2009 and December 31, 2008, respectively, and are included in due to affiliates on the balance sheet.

Main Place Funding, LLC

Notes to Financial Statements
For the Nine Months Ended September 30, 2009 and 2008 - unaudited

6. Fair Values of Financial Instruments

ASC 820-10 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820-10 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 Level 2

Quoted prices in active markets for identical assets or liabilities.

Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Main Place’s derivative assets and liabilities are measured at fair value on a recurring basis using unobservable inputs into an Excel based model to calculate the NPV of future cash flows and are therefore classified as Level 3 measurements. Management calculates the fair value of the derivative assets and liabilities as the present value of the estimated future cash flows to be exchanged under the financial warranty agreements. These cash flows are calculated based on the net asset value of the aforementioned funds as of September 30, 2009 and the expectation of payment under the agreements.

The table below presents a reconciliation of changes in fair value of derivative instruments for the three and nine months ended September 30, 2009.

Main Place Funding, LLC
Notes to Financial Statements
For the Nine Months Ended September 30, 2009 and 2008 - unaudited

Level 3 Fair Value Measurements Three Months Ended September 30, 2009

	Derivative	Derivative
(Dollars in thousands)	Assets	Liabilities

Balance, June 30, 2009	$405	$(305)
Included in earnings [1]	262	(91)
Purchases, issuances, and settlements	(537)	298

Balance, September 30, 2009	$130	$(98)

Changes in unrealized gains or losses
associated with assets still held for the three
months ended September 30, 2009 [1]	$262	$(91)

(1) Total gains or losses and unrealized gains or losses are recorded in trading losses.
Level 3 Fair Value Measurements Nine Months Ended September 30, 2009

	Derivative	Derivative
(Dollars in thousands)	Assets	Liabilities

Balance, January 1, 2009	$4,024	$(3,759)
Included in earnings [1]	(2,796)	2,942
Purchases, issuances, and settlements	(1,098)	719

Balance, September 30, 2009	$130	$(98)

Changes in unrealized gains or losses
associated with assets still held for the three
months ended September 30, 2009 [1]	$(2,796)	$2,942

(1)	Total gains or losses and unrealized gains or losses are recorded in trading losses.

Main Place Funding, LLC

Notes to Financial Statements
For the Nine Months Ended September 30, 2009 and 2008 - unaudited

Short-Term Financial Instruments

The carrying value of short-term financial instruments, including cash and cash equivalents, accounts receivable from customer and accrued expenses due to affiliates approximates the fair value. These financial instruments generally expose Main Place to limited credit risk, have no stated maturities or have maturities of less than 90 days and carry interest rates, which approximates fair value.

Derivatives

Derivative assets and liabilities are recognized on the balance sheet at estimated fair value, with changes in fair value recorded in the statement of income. Management calculates the fair value of the financial warranty agreements as the present value of the estimated future cash flows using an Excel based model. The estimated future cash flows are based on the estimated fees to be received from the funds, as disclosed in Note 3, and paid to the Parent and MLI (hedge counter-party). These fees are calculated based on the net asset value of the aftermentioned funds on September 30, 2009. See Defeasance Event.

7. Defeasance Event

If a pre-defined trigger event occurs and is continuing past the cure period on the funds, Main Place has the right to reallocate the assets to the Defeasance Portfolio or cash (the “Defeasance Event’). Where there is a defeasance event that results in a contingent liability or draw down on the financial warranty agreement, Main Place records a receivable from the hedge counter-party and payable to the third party trusts based upon the difference between the funds net asset value and the funds guaranteed net asset value. Payment to the third party trusts will be according to the terms of financial warranty agreements. Where there is no defeasance event, no derivative liability to a third party trust will be recorded.

Pioneer Protected Principal Plus Fund’s maximum equity component based on the financial warranty equity allocation formula fell below the contractual equity allocation percentage and therefore moved into a defeasance portfolio. Due to this event, the portfolios were 100% weighted into U.S. Treasury securities. The aggregate projected shortfall amount of $202 thousand was calculated as the difference between the funds current net asset value and the guaranteed net asset value and it is booked under Accounts Receivable from Customer and Other Liabilities. The payment of this liability will be executed accordingly to the terms of the financial warranty agreement. Main Place recorded a receivable from its Parent (hedge counter-party) and a payable to Pioneer Principal Protection Trust.

Oppenheimer Principal Protect Trust II’s and Oppenheimer Principal Protect Trust III’s maximum equity component based on the financial warranty equity allocation formula fell below the contractual percentage and therefore moved into a

Main Place Funding, LLC

Notes to Financial Statements
For the Nine Months Ended September 30, 2009 and 2008 - unaudited defeasance portfolio. Due to this event, the portfolios were 100% weighted into U.S. Treasury securities. There was no shortfall amount calculated as the funds net asset value was greater than the guaranteed net asset value.

All other funds covered by the Company's financial warranty agreements continue to satisfy predefined investment levels and therefore have not triggered a defeasance event as of September 30, 2009.